Exhibit 99.1

GWG Holdings, Inc. Announces Changes in its Board of Directors

MINNEAPOLIS, MN – Oct. 21, 2019 – GWG Holdings, Inc. (Nasdaq: GWGH), a financial services holding company committed to transforming the alternative asset industry through innovative liquidity products and related services for the owners of illiquid alternative investments, today announced that in preparing for the future following the finalization of a number of initiatives between The Beneficient Company Group, L.P. (Ben) and GWGH, it has made a decision to reduce the size of the GWG Board.

The complicated process of working toward a closer strategic relationship between GWG and Ben has been accomplished through the extraordinary efforts of the staffs of both companies and a remarkable contribution of the highly respected, and highly valued leaders it has attracted to both boards. Over the past year, GWGH expanded the size of its board to meet the demands of this process. This group of directors has put in an outsized amount of time and energy to create the platform for the future growth, diversification and enhanced financial strength of the Company. The Company is very thankful for that effort and everything the group has done.

As GWGH works to ensure its board composition is in line with best practices and in order to make itself a more nimble and action-oriented organization, the board has determined that it is in the best interests of the Company to reduce the GWGH board membership from fourteen members to ten. In this regard, after contributing long hours and tremendous energy to help get the Company to where it is today, David Glaser, Sheldon Stein and Bruce Zimmerman have resigned from the boards of GWGH and Ben and Richard Fisher has resigned from the board of GWGH. Mr. Fisher will continue as a Senior Partner Director and Member of the Board of Directors of Ben.

The Company is grateful for the important contributions made by each of these directors, and is thankful for their energy and wise counsel through this important period of rapid change.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life, Life Epigenetics and YouSurance, is a leading provider of liquidity to consumers owning life insurance policies, an owner of a portfolio of alternative assets, and the developer of epigenetic technology for the life insurance and related industries. GWG Life provides value to consumers owning illiquid life insurance products across America, delivering $568 million more for their policies since 2006 than the cash surrender value on those policies. GWG Life owns a life insurance policy portfolio of $2.1 billion in face value of policy benefits as of June 30, 2019. Life Epigenetics is working to commercialize epigenetic technology for the life insurance and related industries. YouSurance, a digital life insurance agency, is working to embed epigenetic testing into life insurance purchasing to provide consumers a value-added ecosystem that supports their health and wellness while reducing the cost of their insurance. GWGH also has a strategic investment in The Beneficient Company Group, L.P., a financial services company providing proprietary liquidity solutions to owners of alternative assets.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Media Contact:

Dan Callahan

Director of Communication

GWG Holdings, Inc.

(612) 746-1935

dcallahan@gwgh.com